ENDORSEMENT
                           APPLICABLE TO SEP CONTRACTS

In this Endorsement, "we", "our" and "us" mean The Equitable Life Assurance Society of the United States and "you" and "your" mean the Owner. For purposes of this Endorsement, reference to "Contract" will also include "Certificate".

When issued with this Endorsement and as specified on page 3 of this Contract, this Contract is a "SEP Contract". It is issued as an individual retirement annuity contract that meets the requirements of Section 408(b) of the Code and it is purchased under a written program that is a "Simplified Employee Pension" as described in Section 408(k) of the Code. Such a program as adopted by the Annuitant's employer may provide for salary reductions, whereby the employer makes tax-deferred contributions for the Annuitant in lieu of salary. If so, this will also be specified on page 3 of this Contract. This Contract is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, applicable sections of this Contract. Also, your entire interest under the Contract is not forfeitable. The provisions of this Endorsement applicable to SEP Contracts supersede any inconsistent provisions of the Contract or any other Endorsement.

1. CODE: The existing section is replaced with the following:

"Code" means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to the "Code" in this Contract include references to applicable Federal income tax Regulations.

2. OWNER: The existing section is replaced with the following:

"Owner" means the person shown as such on page 3 of the Contract or any successor owner.

You must be both the Owner and the Annuitant.

3. RETIREMENT DATE: The existing section is amended by replacing the third paragraph with the following:

You may not choose a "Retirement Date" later than the maximum maturity age, currently age [85], unless state law requires a different age. If you choose a Retirement Date later than age 70-1/2, you must meet the lifetime Required Minimum Distribution rules applicable to this SEP Contract by making withdrawals at least annually with respect to this Contract. See the "Partial Withdrawals" section of the Contract and Item 11 (Required Minimum Distributions) of this Endorsement.




2003ENSEP

4. CONTRIBUTIONS: The following is added to the existing section:

Section 3.01 states that an initial Contribution of less than $1,000 may not be accepted. This does not apply to SEP Contracts. Contributions are not fixed and may be made at any time and in any amount that is at least $50. Limitations on the types and amounts of contributions to this Contract may be specified on page 3 of this Contract.

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

Except in the case of a "rollover contribution" or a "direct transfer" contribution described in the next two sentences, or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code Section 408(k), the total of such Contributions will not exceed the dollar limits in the next two paragraphs of this Item 4 for any taxable year. A "rollover contribution" is one permitted by any of the following sections of the
Code: [402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and
457(e)(16)]. A "direct transfer" contribution is the transfer of amounts to this Contract directly from an individual retirement account or another individual retirement annuity contract that meets the requirements of Section 408 of the Code.

The total of such Contributions that are not rollover, direct transfer or SEP contributions to this Contract shall not exceed:

           $3,000 for any taxable year beginning in 2002 through 2004;
           $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the annual dollar limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section [219(b)(5)(C)]. Such adjustments will be in multiples of $500.

If you are age 50 or older, the annual dollar limit on contributions is increased by:

           $500 for any taxable year beginning in 2002 through 2005; and $1,000 for any taxable year beginning in 2006 and years thereafter.

No Contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section [408(p)]. Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2 year period beginning on the date you first participated in that employer's SIMPLE IRA plan.

2003ENSEP

5. TERMINATION OF COVERAGE UNDER THIS CONTRACT: The existing section is amended by adding the following paragraph at the end:

In the event that an annuity bought under the Contract fails to qualify as an annuity that meets the requirements of Section 408(b) of the Code, we will have the right, upon receipt of notice of such fact, before the Retirement Date, to terminate this Contract. In that case, we will pay to you the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you that would not have been payable with respect to an annuity which meets such requirements. However, we may also, at your request transfer the Annuity Account Value under this Contract to another annuity contract issued by an affiliate subsidiary or us.

6. DEATH BENEFIT: The existing section is amended by replacing the first paragraph as follows:

Upon receipt of due proof of your death before the Retirement Date we will pay a death benefit to the beneficiary named under the "Beneficiary" section of the Contract.

Under either of the following two circumstances, the death benefit under this "Death Benefit" section of the Contract will not be paid at your death before the Retirement Date and the coverage under the Contract will continue if:

         (1) You are married at the time of your death and the person named as sole beneficiary under the "Beneficiary" section of the Contract is your surviving spouse; and your surviving spouse elects to become "Successor Owner and Annuitant" of your Contract.

         (2) Also, a death benefit will not be paid under this "Death Benefit" section of the Contract, if the "Beneficiary Continuation Option" under
         Item 9 of this Endorsement is in effect.

7. OWNER DEATH DISTRIBUTION RULES:

This Section does not apply to SEP Contract.

8. BENEFICIARY- SUCCESSOR OWNER: The existing section is replaced with the following:

SECTION 5.03 BENEFICIARY

On the application, you give us the name of the beneficiary who is to receive any death benefit payable on your death. You may change the beneficiary from time to time during your lifetime and while coverage under this Contract is in force. Any such change must be made in writing in a form we accept. A change will, upon receipt at the Processing Office, take effect as of the date the written form was signed, whether or not you are living on the

2003ENSEP
date of receipt. We will not be liable as to any payment we may make before we receive any such change.

On the application you may name a person to be primary beneficiary on your death and another person to be contingent beneficiary if the primary beneficiary dies before you. Unless you direct otherwise, if you have named two or more persons as beneficiary, the beneficiary will be the named person or persons who survive you. If more than one survives, they will share equally.

Unless you specifically elect in writing otherwise, we will treat each beneficiary's share of the death benefit payable as a separate account for the benefit of each beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

Any part of a death benefit payable as described in the "Death Benefit" section of the Contract for which there is no named beneficiary living at your death will be payable in a single sum to your surviving spouse, if any; if there is no surviving spouse, then to the children who survive you, in equal shares; if there are no children, then to your estate.

If you so choose in writing, any amount that would otherwise be payable to a beneficiary in a single sum may be applied to provide an Annuity Benefit, on the form of annuity chosen by you, subject to our rules then in effect and the minimum distribution rules in the Section "Election and Commencement of Annuity Benefits" under the Contract and Item 11 of this Endorsement. If at your death there is no choice in effect, the beneficiary may make such a choice.

9. BENEFICIARY CONTINUATION OPTION (BCO): The following section is added at the end of "Part V - Death Benefits":

This Item 9 will apply only if you die before the Retirement Date, and the beneficiary(ies) named under the "Beneficiary" section of the Contract is an individual. With the exception of the following paragraph, this Item 9 does not apply to any beneficiary which is not an individual, and that non-individual beneficiary's portion of the death benefit described in the "Death Benefit" section of the Contract is payable to that beneficiary.

This Item 9 applies to a non-individual beneficiary only if it is a "see through trust". A see through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust" described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the beneficiary named pursuant to the "Beneficiary" section of the Contract, the successor Annuitant is the oldest beneficiary of such trust.

If this Item 9 applies and there is more than one beneficiary, the Annuity Account Value and any other interest under the Contract described in Item 11 ("Required Minimum

2003ENSEP

Distributions") will be apportioned among your beneficiaries as you designate pursuant to the "Beneficiary" section of the Contract.

If the beneficiary qualifies to continue this Contract, and we receive that beneficiary's completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that beneficiary may continue your Contract pursuant to this Item 9 under the terms set forth in (a) through (g) below. Each such beneficiary electing to continue his or her portion of the interest under the Contract is a "Continuation Beneficiary". For any beneficiary who does not timely elect to continue his or her portion of the interest under the Contract, we will pay that beneficiary's share of the death benefit pursuant to the "Death Benefit" section of the Contract, in a lump sum.

          a. Each Continuation Beneficiary will automatically become the Annuitant as defined in the Contract with respect to that
               Continuation Beneficiary's portion of the interest in the Contract. If you have specifically elected under the "Beneficiary" section of the Contract and Item 8 of this Endorsement that we not separately account for each beneficiary's portion of the interest in the Contract, the oldest Continuation Beneficiary will be the Annuitant for purposes of calculating the Required Minimum Distribution payments in Item 11 of this Endorsement (Minimum Distribution Rules-Required Payments After Death).

          b. Each Continuation Beneficiary will have the right to transfer amounts among the Investment Divisions (also referred to as "Investment Options") with respect to that Continuation Beneficiary's portion of the interest in the Contract.

          c.   A   Continuation   Beneficiary   cannot   make   any   additional
               Contributions.

          d. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in the Contract will be made in accordance with requirements described in Item 11B of this Endorsement (Minimum Distribution Rules-Required Payments After Death).

          e. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a withdrawal charge.

          f. Upon a Continuation Beneficiary's death, we will make a lump sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated beneficiary may elect to continue the

2003ENSEP
               payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of Item 11B of this Endorsement (Minimum Distribution Rules-Required Payments After Death).

          g. The Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.

          h. If a minimum death benefit pursuant to the "Death Benefit" section of the Contract is in effect as of the date we receive satisfactory proof of your death, any required instructions, information and forms necessary to effect the beneficiary continuation feature, we will increase the Annuity Account Value to equal the minimum death benefit, if such death benefit is greater than the Annuity Account Value.

10 WITHDRAWAL CHARGES: The existing section is amended by adding the following events upon which a withdrawal charge will not apply:

     (vi) a request is made for a refund of a Contribution in excess of amounts allowed to be contributed under Section 219 and/or Section 408 of the Code within one month of the date on which the Contribution is made.
    (vii) a distribution of deferrals disallowed by reason of failure to meet the requirements of Section [408(k)(6)(A)(ii)] of the Code, including income thereon and less any loss allowable thereto, is made no later than April 15 which follows the calendar year of the notification by your employer of such disallowance, or
   (viii) a distribution of "excess contributions," as such term is defined in Section [408(k)(6)(C)(ii)] of the Code, including the income thereon and less any loss allowable thereto, is made no later than the end of the plan year of the Simplified Employee Pension which follows the plan year in which such excess contributions were made, or
     (ix) a distribution of "excess deferrals" as such term is defined in Section [402(g)(2)] of the Code, including income thereon and less any loss allowable thereto, is made no later than April 15 which follows the year in which such excess deferrals were made.

11. The title of "ELECTION AND COMMENCEMENT OF ANNUITY BENEFITS" under the Contract is replaced with the following:

"Annuity Benefits and Required Minimum Distribution Rules"

2003ENSEP

The following language is added at the end of the Section:

 REQUIRED MINIMUM DISTRIBUTIONS: The following section is added:

This Contract is subject to these "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code and the Treasury Regulations that apply.

Part A of this Item 11 describes the Required Minimum Distributions to be made during your lifetime. Part B of this Item 11 describes the Required Minimum Distributions to be made after your death, if you die before your entire interest in this Contract is distributed to you. The Required Minimum Distribution Rules may be satisfied by either an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest in this Contract, all as subject to these rules.

If you choose annual withdrawals, your annual Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another individual retirement arrangement that you maintain, pursuant to Treasury Regulations. If you do not take Required Minimum Distribution payments from this Contract, we will assume that you are taking them from another individual retirement arrangement that you maintain.

For purposes of both the "lifetime" Required Minimum Distribution rules and the Required Minimum Distribution rules after death, the following definitions and conditions apply:

                  Your "entire interest" in this Contract for purposes of the Required Minimum Distribution Rules. Your "entire interest" in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

                  Required Beginning Date. Your "Required Beginning Date" is the first day of April following the calendar year in which you attain age 70-1/2. This is the latest date when your lifetime Required Minimum Distribution payments with respect to this Contract can start.

         A.  MINIMUM DISTRIBUTION RULES -- REQUIRED PAYMENTS DURING YOUR LIFE -

Notwithstanding any provision of this Contract to the contrary, the distribution of your interest in this Contract shall be made in accordance with the requirements of Code Section 408(b)(3) and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of your interest in this Contract must satisfy the requirements of Code Section 408(a)(6) and the Regulations

2003ENSEP
thereunder, rather than the following paragraphs below in this Item 11A and Item 11B (applicable to annuity distributions).

Your entire interest in this Contract will be distributed or begin to be distributed no later than your Required Beginning Date defined above. Your entire interest may be distributed, as you elect, over (a) your life, or the lives of you and your designated beneficiary, or (b) a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your designated beneficiary.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6T of the Temporary Treasury Regulations or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Temporary Treasury Regulation Section 1.401(a)(9)-6T or any successor Regulation.

The distribution periods described in the second preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Treasury Regulations or any successor Regulation.

The first lifetime Required Minimum Distribution payment can be made as late as April 1 of the year following the year you attain age 70-1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

         B.  MINIMUM DISTRIBUTION RULES - REQUIRED PAYMENTS AFTER DEATH

(a) Death On or After Lifetime Required Minimum Distribution Payments Commence. If you die on or after lifetime Required Minimum Distribution payments commence, the remaining portion of your interest will continue to be distributed under the Annuity Benefit or other option chosen under the Contract.

(b) Death Before Lifetime Required Minimum Distribution Payments Commence. If you die before lifetime Required Minimum Distribution Payments commence, your entire interest will be distributed at least as rapidly as follows:

              (1) If your designated beneficiary is someone other than your surviving spouse as described in the immediately following paragraph, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the beneficiary may elect to take distribution of your entire interest in accordance with Item 11B, paragraph (b)(3) below.

2003ENSEP

              (2) If your sole designated beneficiary is your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70-1/2, if later), over such surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest in accordance with Item 11B, paragraph
              (b)(3) below. If your surviving spouse dies before these required distributions commence to him or her, your remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over your spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of your spouse. In the alternative, that beneficiary may elect to take distribution of your entire interest in accordance with Item 11B-paragraph (b)(3) below. If your surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other Contract option chosen.

              (3) If there is no individual designated as beneficiary, or if the applicable beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under Item 11B, paragraph (b)(2) above).

              (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Item 11B and reduced by 1 for each subsequent year.

          (c) If the designated beneficiary is your surviving spouse, and a Successor Owner and Annuitant option (described in Item 6 above of this Endorsement) is elected, the distribution of your interest need not be made until your surviving spouse's Required Beginning Date for lifetime Required Minimum Distributions described above in this Item 11, or your surviving spouse's death if earlier.

          (d) For purposes of paragraphs (a) and (b) of this Item 11B above, Required Minimum Distributions are considered to commence on your Required Beginning Date defined above in this Item 11 or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the

2003ENSEP
              preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Temporary Treasury Regulation Section 1.401(a)(9)-6T or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

12. ANNUAL REPORTS: The section is amended by adding the following sentence after numbered clause (6):

We will also send a report as of the end of each calendar year showing the status of the Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as prescribed by the Commissioner of Internal Revenue.

13. CHANGE OF OWNER.

This section does not apply to SEP Contracts.

14. ASSIGNMENTS: The last four sentences of the first paragraph are deleted and replaced with the following:

You may not transfer this Contract.

Your rights under this Contract may not be assigned, pledged or transferred except as required by law. You may not name a new Owner, except as described in the "Death Benefits" section of this Endorsement.

15. AGE AND SEX: The section is amended by deleting the words "or sex" "and sex" from the title and text.

APPENDIX

In lieu of the Appendix, the attached "Appendix SEP" applies.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES




/s/ Christopher M. Condron             /s/ Pauline Sherman
--------------------------             --------------------
Christopher M. Condron                 Pauline Sherman
Chairman and Chief Executive Officer   Senior Vice President, Secretary and
                                       Associate General Counsel

2003ENSEP

                                    APPENDIX

                           APPLICABLE TO SEP CONTRACTS

The Tables of Guaranteed Annuity Payments set forth this minimum amount of monthly income that $1,000 of Annuity Value will provide under the Contract on the Joint and Survivor Life Annuity Form (with 100% of the amount of your payment continued to your spouse). The amounts of income provided under the Fixed Annuity Benefit payable on the Life Annuity Form and Joint and Survivor Life Annuity Form are based on 2.5% interest and the 1983 Individual Annuity Table "a" projected with modified Scale "G" and adjusted to a unisex basis based on a 20%-80% split of males and females, at age 55. The amount of income initially provided under the Variable Annuity Benefit payable on the Life Annuity Form and the Joint and Survivor Life Annuity Form are based on the 1983 Individual Annuity Table "a" projected with modified Scale "G" adjusted with a modified two year age set back and a 20%-80% split of males and females, at age 55 and an Assumed Base Rate of Net Investment Income Return of 3.5% or 5%, which ever applies pursuant to Section 7.02.

Amounts required for ages or for annuity forms are not shown in the Tables will be calculated by us on the same actuarial basis.

2003ENSEP

                      TABLES OF GUARANTEED ANNUITY PAYMENTS
          (Based on Age Nearest Birthday on Due Date of First Payment)

                 FIXED ANNUITY BENEFIT PAYABLE ON THE JOINT AND
                          SURVIVOR LIFE ANNUITY FORM--
                  100% OF PAYMENT AMOUNT TO CONTINUE TO SPOUSE
          (Minimum Monthly Income per $1,000 of Annuity Account Value)

Age       60      61      62     63      64      65     66      67      68      69     70
60        3.97    4.02    4.06   4.10    4.14    4.17   4.21    4.25    4.28    4.31   4.34
61                4.06    4.11   4.15    4.19    4.23   4.27    4.31    4.35    4.39   4.42
62                        4.15   4.20    4.25    4.29   4.34    4.38    4.42    4.46   4.50
63                               4.25    4.30    4.35   4.40    4.45    4.49    4.53   4.58
64                                       4.36    4.41   4.46    4.51    4.56    4.61   4.66
65                                               4.47   4.52    4.58    4.63    4.69   4.74
66                                                      4.59    4.65    4.71    4.76   4.82
67                                                              4.71    4.78    4.84   4.90
68                                                                      4.85    4.92   4.98
69                                                                              4.99   5.06
70                                                                                     5.14

2003ENSEP

                ANNUITY BENEFIT PAYABLE ON THE LIFE ANNUITY FORM
              (Minimum Monthly Income per $1,000 of Annuity Value)
                       VARIABLE ANNUITY BENEFIT PAYABLE ON
                      THE LIFE ANNUITY FORM IF ASSUMED BASE
                        RATE OF NET INVESTMENT RETURN IS:

                                             3.5%                      5.0%
                                            -----                      ----

                  AGE
                  ---
                  60                     4.49                    5.41
                  61                     4.57                    5.48
                  62                     4.65                    5.56
                  63                     4.73                    5.64
                  64                     4.82                    5.73
                  65                     4.91                    5.82
                  66                     5.01                    5.91
                  67                     5.12                    6.02
                  68                     5.23                    6.13
                  69                     5.35                    6.24
                  70                     5.48                    6.37

2003ENSEP